Exhibit 99.7

SIGNET JEWELERS LIMITED

UK APPROVED

SHARE OPTION PLAN 2008

(Adopted by the Company by Directors Resolution on 9 July 2008, as amended and approved by HMRC on [•] [•] 2008 under reference X102985)

Herbert Smith LLP

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1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which begin with capital letters have the following meanings:

“Appropriate Period” has the meaning given by paragraph 26 of Schedule 4 to ITEPA;

“Approved Plan” means the UK Approved Share Option Plan 2008 in its present form or as for the time being amended in accordance with the Rules;

“Approved Plan Period” means the period starting on the date the Plan is adopted by the Company by Directors Resolution and ending on the tenth anniversary of that date;

“Associated Company” means in relation to the Company:

(i)	any company which has Control of the Company; or

(ii)	any company (other than a Constituent Company) which is under the Control of any company referred to in (i) above;

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda;

“Board” means the board of directors for the time being of the Company or a duly authorised committee of it which for the avoidance of doubt may include the Remuneration Committee;

“Close Company” has the meaning given by section 414(1) of the Income and Corporation Taxes Act 1988;

“Company” means Signet Jewelers Limited (registered in Bermuda no. 42069);

“Constituent Company” means

(i)	the Company; and

(ii)	any other company which is under the Control of the Company and is a Subsidiary of the Company (unless otherwise designated by the Board);

“Control” has the meaning given by s719 of ITEPA;

“Date of Grant” means the date on which the Grantor grants an Option under Rule 2.5;

“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business;

“Discretionary Share Option Plan” means a company share option plan approved under Schedule 4 of ITEPA in which participation is at the discretion of the grantor of options under that plan;

“Eligible Employee” means any person whom at the Date of Grant:

(i)	is an employee or director of a Constituent Company on terms which, in either case, require him to devote substantially the whole of his working time to his duties as such and, in the case of a director, is also full time within the meaning of paragraph 8 of Schedule 4 of ITEPA (i.e. working at least 25 hours per week excluding meal breaks) of a Constituent Company; and

(ii)	does not have, and within the preceding 12 months has not had, a Material Interest in a Close Company which is the Company, a company which has Control of the Company or a Member of a Consortium which owns the Company;

“Employees’ Share Plan” means a scheme for encouraging or facilitating the holding of shares or debentures in a company by or for the benefit of:

(i)	the bona fide employees or former employees of the company, the company’s Subsidiary or holding company or a Subsidiary of the company’s holding company; or

(ii)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

“Exercise Price” means the total amount payable on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor” means, in relation to an Option, the Plan Organiser or any other Person which grants the Option;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means the London Stock Exchange Limited or any successor body carrying on the business of the London Stock Exchange;

“Market Value” means in relation to a Share on any day:

(i)	if the Shares are listed on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange on that day); or

(ii)	if the Shares are not listed on the London Stock Exchange its market value, determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of HMRC;

“Material Interest” has the meaning given by paragraphs 9, 10 and 12 of Schedule 4 of ITEPA;

“Member of a Consortium” has the meaning given by paragraph 36 of Schedule 4 of ITEPA;

“Option” means a right to acquire Shares under the Approved Plan which has been granted or is proposed to be granted;

“Option Exercise Date” means the date when the exercise of an Option is effective because it complies with Rules 7.2 and 7.3;

“Option Price” means the price per share at which a Participant may acquire Shares on the exercise of an Option determined under Rule 3;

“Participant” means any Eligible Employee to whom an Option has been granted, or (where the context requires) his personal representatives;

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity of whatever nature;

“Plan Organiser” means, in relation to an Option, the Company;

“Remuneration Committee” means a duly authorised remuneration committee of the Board all the members of which are non-executive directors;

“Redundancy” as defined by the Employment Rights Act 1996 means namely termination of the Participant’s employment attributable wholly or mainly to the fact that:

(i)	the employer has ceased or intends to cease:

(a)	to carry on the business for the purpose of which the Participant was employed; or

(b)	to carry on that business in the place the Participant was employed; or

(ii)	the requirements of that business:

(a)	for employees to carry out work of a particular kind; or

(b)	to carry out that work in the place where the Participant was employed,

(c)	have ceased or diminished or are expected to cease or diminish;

“Retirement” means termination of the Participant’s employment by his or her employer by reason of retirement at or after age 65;

“Rules” means these rules as amended from time to time;

“Share” means a fully paid common share in the capital of the Company which satisfies Part 4 of Schedule 4 to ITEPA;

“Subsidiary” means a company (A) which is a subsidiary of another company (B) if:

(i)	that other company (B):

(a)	is a member of it and controls the composition of its board of directors; or

(b)	holds more than half in nominal value of its equity share capital; or

(ii)	the first mentioned company (A) is a subsidiary of any company which is that other company’s (B’s) subsidiary;

“Treasury Shares” the meaning given in section 162A of the UK Companies Act 1985 or the equivalent provision of the Bermuda Companies Act; and

“Variation” means in relation to the common shares in the capital of the Company a capitalisation issue, a rights issue or open offer, a subdivision, a consolidation or reduction.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	GRANT OF OPTIONS

2.1	Grant of Options

The Board may at its discretion, grant to any Eligible Employee an Option or Options at the Option Price over such whole number of Shares and on such terms as it decides.

2.2	Period for granting Options

Options can only be granted within the period of 42 days starting on:

(a)	the day on which the Approved Plan is approved by HM Revenue & Customs; and thereafter

(b)	the day after the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period; or

(c)	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options.

No Option may be granted unless the operation of the Plan is approved in principle by the shareholders of Signet Group plc by 31 December 2008.

No Option can be granted after the expiry of the Approved Plan Period.

2.3	Conditions to be satisfied on the exercise of Options

An Option may be granted subject to such conditions as the Remuneration Committee may determine being met before it can be exercised. Such conditions which may be set:

(a)	must be objective and stated in writing at the Date of Grant;

(b)	may not be waived or amended by the Grantor unless:

(i)	an event occurs which causes the Remuneration Committee to consider that a waiver of or amendment to the conditions would be a fairer measure of performance; and

(ii)	the Remuneration Committee reasonably considers that a waiver of or amendment to the conditions would not make the conditions more difficult to satisfy;

(c)	shall be waived on the exercise of an Option pursuant to Rules 5.2(a) or 5.2(b)(i);

(d)	shall be applied on such basis as shall be stated in writing at the Date of Grant on the exercise of an Option pursuant to Rules 5.2(b)(ii) to (iv) and 5.2(d); and

(e)	shall be waived if the Remuneration Committee reasonably and fairly considers that the conditions need no longer be satisfied on the exercise of an Option pursuant to Rule 6, and in default of such determination shall be applied on such basis as shall be stated in writing at the Date of Grant.

2.4	Approvals and consents

The grant of an Option will be subject to obtaining any approval or consent required under any applicable regulations or enactments.

2.5	Manner of grant and payment for Options

An Option will be granted so that it constitutes a binding contract between the Grantor and the Participant. Options will be evidenced by one or more documents (which need not be identical), in such form as the Grantor may from time to time approve, which fully set out the rights of the Grantor and the Participant. In the event of any conflict between the provisions of the Plan and any such documents the provisions of the Plan shall prevail. There will be no payment for the grant of an Option.

2.6	Options personal to Participants

An Option is personal to the Participant to whom it is granted. It may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any Person other than on the death of a Participant, when it may be transmitted to his personal representatives.

2.7	Disclaimer of Options

A Participant may disclaim his Option, in whole or in part, in writing to the Secretary of the Company within 30 days after receipt of any document or documents evidencing the grant. No consideration will be paid for the disclaimer of the Option. To the extent that an Option is disclaimed it will be deemed never to have been granted.

3.	OPTION PRICE

3.1	The Remuneration Committee’s decision

The Remuneration Committee will determine the Option Price of an Option which will be stated at the Date of Grant.

3.2	Determining the Option Price

The Option Price shall be the higher of:

(a)	the average of the Market Values rounded up to two decimal places on the three Dealing Days immediately preceding the Date of Grant or the Market Value at any earlier time or times agreed by the Remuneration Committee and HM Revenue & Customs; and

(b)	the nominal value of a Share, if the Shares are to be subscribed, but subject to any adjustment under Rule 8.

3.3	Excluded Market Value

The Option Price may not be determined on the basis of the Market Value of a Share on a day which is earlier than the first Dealing Day of the period referred to in Rule 2.2(a).

4.	APPROVED PLAN LIMITS

4.1	Limit imposed by HM Revenue & Customs

(a)	The total Market Value of the Shares (as calculated under Rule 3.2(a)) which the Eligible Employee could acquire on exercise of the Option; and

(b)	the aggregate market values of the Shares which the Eligible Employee could acquire on the exercise of any option(s) granted under the Approved Plan and any other Discretionary Share Option Plan approved by HM Revenue & Customs and established by the Company or by an Associated Company, shall not exceed £30,000 or any other HM Revenue & Customs limit applicable for the time being. For the avoidance of doubt, the number of Shares in any Option shall, where necessary, be limited and take effect as that number which ensures that this limit is not exceeded. In determining the limits in this Rule 4.1, no account will be taken of any Shares where the right to acquire them was disclaimed under Rule 2.7 or was released or has lapsed.

4.2	The 10% limit over 10 years

The number of Shares which may be allocated, as defined in Rule 4.5, under the Approved Plan on any day cannot, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Approved Plan and any other Employees’ Share Plan adopted by the Company, exceed that number of Shares that represents 10% of the common share capital of the Company in issue immediately prior to that day.

4.3	The 5% limit over 10 years

The number of Shares which may be allocated, as defined in Rule 4.5, under the Approved Plan on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Approved Plan and any other Discretionary Share Option Plan adopted by the Company, exceed that number of Shares that represents 5% of the common share capital of the Company in issue immediately prior to that day.

4.4	Exclusions from the limits

In calculating the limits in Rules 4.1, 4.2 and 4.3, any Shares where the right to acquire them was released or lapsed without being exercised will be disregarded.

4.5	Meaning of allocated

References to “allocated” Shares mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other types of Employees’ Share Plans, means the issue and allotment of shares.

4.6	Adjustment to Shares to be taken into account

Where Shares which have been issued under the Approved Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in Rule 4 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Remuneration Committee considers appropriate to take account of the Variation.

5.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

5.1	General rules for exercise

An option may not be exercised at any time when a Participant has, or within the preceding 12 months has had, a Material Interest in a Close Company which is the Company, any company which has Control of the Company or a Member of a Consortium which owns the Company. Except as provided in Rule 5.2, an Option:

(a)	cannot be exercised earlier than the third anniversary of the Date of Grant or any later date determined by the Grantor at the Date of Grant;

(b)	may only be exercised by a Participant while he is a director or employee of a Constituent Company or of an Associated Company; and

(c)	may only be exercised if any conditions imposed under Rule 2.3 and not waived have been fulfilled to the satisfaction of the Remuneration Committee, other than following an exchange of options under Rule 6.4.

5.2	Exercise in particular cases

An Option not exercised in accordance with Rule 5.1 may be exercised:

(a)	within the period of one year following the date of death of a Participant;

(b)	within the period of six months following the date on which the Participant ceases to hold an office or employment with a Constituent Company or an Associated Company if such cessation is because of:

(i)	injury or disability;

(ii)	Retirement or Redundancy;

(iii)	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be an Associated Company; or

(iv)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor an Associated Company;

(c)	within any of the periods specified for the exercise of Options in Rules 6.1, 6.2 or 6.3;

(d)	in the period beginning three months before and ending three months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Constituent Company or an Associated Company as a result of that transfer and will either:

(i)	become subject to income tax on his remuneration in the country to which he is transferred so that he will suffer a tax disadvantage on the exercise of his Option following the transfer; or

(ii)	becomes subject to restrictions on his ability to exercise his Option or to deal in the Shares that may be acquired upon the exercise of that Option because of the securities laws or exchange control laws of the country to which he is transferred.

(e)	within such period following the date on which the Participant ceases to hold an office or employment with a Constituent Company or an Associated Company for any reason other than the reasons specified in Rules 5.2(a) or 5.2(b) as may be determined by the Remuneration Committee where it exercises its discretion to permit the exercise of the Option.

5.3	Extension of period for exercise

If a Participant ceases to hold office or employment in the circumstances referred to in Rule 5.2(b), the Board, acting fairly and reasonably, may extend the period of exercise so that the Option will remain exercisable from the date the Participant ceases to hold office or employment until the later of

(a)	the third anniversary of the Date of Grant; and

(b)	the third anniversary of the last occasion (if any) on which the Participant exercised an Option under a Discretionary Share Option Plan approved by HM Revenue & Customs while holding office or employment with a Participating Company or an Associated Company in circumstances which qualified for relief from income tax.

5.4	Pro Rating

Where an Option becomes exercisable pursuant to Rule 5.2(b) or Rule 5.2(e) above, exercise may only be effected over a proportion of the Shares in respect of which the Option would, but for this Rule 5.4, otherwise have become exercisable (x) calculated as follows:

where:

A is the number of complete calendar months which have elapsed since the Award Date.

Any remainder of the Option shall lapse PROVIDED THAT that the Remuneration Committee, acting fairly and reasonably, may vary or waive any such reduction under this Rule 5.4 to the extent it sees fit.

5.5	Lapsing of Options

Options will lapse to the extent they have not been exercised on the earliest of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the expiry of any of the periods specified in Rule 5.2(a) and 5.2(b) (except that if at the time any of the applicable periods under Rule 5.2(b) expire, time is running under the period in Rule 5.2(a), the Option will not lapse until the expiry of the period under Rule 5.2(a));

(c)	the expiry of the period determined by the Remuneration Committee in accordance with Rule 5.2(e);

(d)	the expiry of any of the periods specified in Rules 6.1, 6.2 or 6.3 except where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 6.1, 6.2 or 6.3) under Rule 6.4;

(e)	the Participant ceasing to hold an office or employment with a Constituent Company or an Associated Company in any circumstances other than

(i)	for any reason specified in Rules 5.2(a), 5.2(b) or 5.2(e); or

(ii)	for any reason whatsoever during any of the periods specified in Rules 6.1, 6.2 or 6.3;

(f)	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(g)	the Participant attempting to breach Rule 2.6.

6.	TAKEOVERS, RECONSTRUCTIONS AND WINDING UP

6.1	General offer

If any Person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained such Control makes such an offer, the Board shall within 7 days of becoming so aware notify every Participant and an Option granted under the Plan may be exercised within one month (or such longer period as the Board, acting fairly and reasonably, may permit) of such notification. For the purposes of this Rule 6.1, a Person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

6.2	Compulsory acquisition and winding up

If:

(a)	any Person becomes bound or entitled to acquire Shares in the Company under Chapter 3 of Part 28 of the UK Companies Act 2006 or the equivalent provisions of the Bermuda Companies Act; or

(b)	the Company passes a resolution for voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company,

the Board shall forthwith notify every Participant and any Option granted under the Plan may be exercised within one month of such notification, but to the extent that it is not exercised within that period (notwithstanding any other provision of the Plan) lapse on the expiration thereof, except where the Option is released in consideration of the grant of a New Option under Rule 6.3.

6.3	Scheme of arrangement

(a)	If pursuant to a scheme of arrangement between the Company and its shareholders any company obtains control of the Company or if an amalgamation of the Company with another company is adopted, the Options shall, subject to Rule 6.3(b), neither become exercisable nor lapse upon the scheme of arrangement or amalgamation becoming effective.

(b)	The Board may, acting fairly and reasonably, permit Options to become exercisable for such period and on such terms as they determine.

6.4	Exchange of Options

If any company (“the Acquiring Company”):

(a)	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued common share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares,

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

(b)	obtains Control of the Company in pursuance of a scheme of arrangement between the Company and its shareholders; or

(c)	becomes entitled to acquire Shares under Chapter 3 of Part 28 of the UK Companies Act 2006 or the equivalent provisions of the Bermuda Companies Act; or

(d)	obtains Control of the Company as a consequence of an amalgamation of the Company with another company,

any Participant may, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of Part 6 of Schedule 4 to ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4 to ITEPA).

6.5	The New Option

The New Option will not be regarded as equivalent to the Old Option unless the conditions set out in paragraph 27 of Schedule 4 to ITEPA are satisfied, but so that the provisions of the Approved Plan will for this purpose be construed as if the New Option were an option granted under the Approved Plan at the same time as the Old Option except for the purpose of the definition of “Constituent Company”, and as if:

(a)	the reference to Signet Jewelers Limited in the definition of the “Company” in Rule 1.1 were a reference to the different company mentioned in Rule 6.1;

(b)	the proviso to Rule 10.1 and Rule 10.2 were omitted;

(c)	the reference in Rule 5.2(b) to the “Remuneration Committee” were a reference to the “Board”; and

(d)	references in Rules 8.3, 9.4, 9.5 and 9.6 to the “Grantor” were references to the grantor of the New Option.

7.	EXERCISE OF OPTIONS

7.1	Exercise in whole or in part

An Option may be exercised in whole or in part.

7.2	Manner of exercise

To exercise an Option, the Participant must deliver at the address specified in the notice of exercise:

(a)	an option certificate (or other document or documents evidencing grant as appropriate) covering at least all the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent); and

(c)	remittance in cleared funds for the Exercise Price for the Shares over which the Option is exercised.

7.3	Option Exercise Date

If any conditions must be fulfilled before an Option may be exercised, the Option will not be validly exercised unless and until the Remuneration Committee is satisfied that those conditions have been fulfilled. Otherwise, the Option Exercise Date will be the date of receipt of the items referred to in Rule 7.2.

7.4	Withholding for tax

The Grantor or the Participant’s employing company may withhold any amount from the Participant’s salary or other amounts due to the Participant and make the arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the exercise of Options (or otherwise from benefits delivered under the Plan). These arrangements may include the sale of sufficient Shares acquired by a Participant under the Plan on behalf of a Participant to meet such liability.

7.5	Issue or transfer of Shares

Subject to Rule 7.6, Shares will be allotted or transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the Option Exercise Date.

7.6	Consents

The delivery of any Shares under the Approved Plan will be subject to obtaining any necessary approval or consent.

7.7	Ranking of Shares

Shares acquired by a Participant under the Approved Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to them by reference to a record date preceding the Option Exercise Date.

7.8	Listing

If the Shares are listed on the New York Stock Exchange and/or the London Stock Exchange, the Company will apply for listing of any Shares issued under the Approved Plan as soon as practicable after their allotment.

7.9	Treasury Shares

Any requirements under this Rule 7 to issue, allot, transfer or procure the transfer of any Shares may be met by the transfer of Share held as Treasury Shares.

8.	ADJUSTMENT OF OPTIONS

8.1	Variation of common share capital of the Company

If there is a Variation in the common share capital of the Company:

(a)	the number and/or the nominal value of Shares over which an Option is granted;

(b)	the Option Price; and

(c)	where an Option has been exercised but on the date of the Variation no Shares have been delivered pursuant to that exercise, the number of Shares which may be delivered and the price at which they may be acquired, will, subject to Rule 8.4, be adjusted in the manner the Remuneration Committee determines so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price will remain unchanged.

8.2	Nominal value of Shares

Apart from under this Rule 8.2, no adjustment under Rule 8.1 can reduce the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, an adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares will only be made if and to the extent that the Board is authorised to:

(a)	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price; and

(b)	apply that sum in paying up the Shares so that on exercise of the Option the Board will capitalise that sum and apply it in paying up the Shares.

8.3	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment made under Rule 8 and may call in, cancel, endorse, issue or re-issue any certificate as a result of that adjustment.

8.4	Prior approval

No adjustment may be effected under this Rule 8 unless it has previously been approved by an officer of Her Majesty’s Revenue & Customs.

9.	ADMINISTRATION

9.1	Notices

Any notice or other communication in connection with the Approved Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company to its registered office; and

(ii)	in the case of an individual to his last known address, or, where he is a director or employee of a Constituent Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

(c)	by sending it by facsimile, email or any form of electronic transfer acceptable to the Grantor to:

(i)	in the case of a company, the facsimile number, email address or other number or address that the company notifies; and

(ii)	in the case of an individual to his last known facsimile number or email address, or where he is a director or employee of a Constituent Company or an Associated Company, to his workplace facsimile number or email address.

9.2	When notice is given

Any notice under Rule 9.1 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched as appropriate.

9.3	Partial exercise of Options

If an Option is exercised in part, the Grantor may call in, endorse or cancel and re-issue, as it considers appropriate, any certificate (or other document or documents evidencing grant as appropriate) for the balance of the Shares over which the Option was granted.

9.4	Replacement option certificates

If any option certificate (or other document or documents evidencing grant as appropriate) is worn out, defaced or lost, it may be replaced on the evidence that the Grantor requires being provided.

9.5	Shares to cover Options

The Grantor will ensure that sufficient Shares are available to satisfy all outstanding Options.

9.6	Administration of the Scheme

The Approved Plan will be administered by the Board. The Board has full authority, consistent with the Approved Plan, to administer the Approved Plan, including authority to interpret and construe any provision of the Approved Plan and to adopt any regulations for administering the Approved Plan and any documents it thinks necessary or appropriate. The Board’s decision on any matter concerning the Approved Plan will be final and binding on all Participants.

9.7	Costs of introducing and administering the Approved Plan

The costs of introducing and administering the Approved Plan will be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Constituent Company or Associated Company which is not a Subsidiary of the Company.

10.	AMENDING THE APPROVED PLAN

10.1	The Board’s power to amend the Approved Plan

Subject to the provisions of Rule 10, the Board can at any time amend any of the provisions of the Approved Plan in any respect.

10.2	Shareholders’ approval

No amendment to the advantage of Participants relating to eligibility, the limits on participation, the overall limits on the issue of Shares, the basis for determining a Participant’s entitlement to Shares and the adjustment of Options, may be made under Rule 10.1 without the prior approval by resolution of the members of the Company in general meeting unless the amendment is:

(a)	minor and to benefit the administration of the Approved Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, a Subsidiary of the Company or an Associated Company or any Participant.

10.3	Participants’ Approval

No amendment will be made under Rule 10.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

(a)	with the written consent of the number of Participants that hold Options under the Approved Plan to acquire 75% of the Shares which would be delivered if all Options granted and subsisting under the Approved Plan were exercised (ignoring any conditions which may be attached to their exercise); or

(b)	by a resolution at a meeting of Participants passed by not less than 75% of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 10.3 the provisions of the bye-laws of the Company relating to shareholder meetings will apply with the necessary changes.

10.4	Notice of amendments

Participants will be given written notice of any amendments to the Approved Plan made under Rule 10.1 as soon as reasonably practicable after they have been made.

10.5	Prohibited amendment

No amendment will be made to the Approved Plan if, as a result of the amendment, it would cease to be an Employees’ Share Plan.

10.6	HM Revenue & Customs Approval

While the Approved Plan has been, and is to remain, approved by HM Revenue & Customs no amendment to a key feature of the Approved Plan will have effect until such amendment has been approved by HM Revenue & Customs.

11.	GENERAL

11.1	Termination of the Approved Plan

The Approved Plan will terminate at the end of the Approved Plan Period or at any earlier time by the passing of an appropriate resolution by the Board. Termination of the Approved Plan will not affect the subsisting rights of Participants.

11.2	The Approved Plan and funding the purchase of Shares

The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Approved Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

11.3	Rights of Participants and Eligible Employees

Nothing in the Approved Plan will give any officer or employee of any Constituent Company or Associated Company any right to participate in the Approved Plan. The rights and obligations of any individual under the terms of his office or employment with a Constituent Company or Associated Company will not be affected by his participation in the Approved Plan nor any right which he may have to participate under it. A Participant holding an Option will not have any rights of a shareholder of the Company with respect to that Option or the Shares subject to it.

11.4	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a Constituent Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Option under the Approved Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Approved Plan or in any document executed under it will give any Person any right to continue in employment or will affect the right of the Company, any Subsidiary of the Company or any Associated Company to terminate the employment of any Participant without liability at any time, with or without cause, or will impose on the Company, any Constituent Company, the Grantor, the Board, the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights on the exercise of a discretion under the Approved Plan for any reason as a result of the termination of his employment.

11.5	The Benefits of Rule 11.3 and 11.4

The benefit of Rules 11.3 and 11.4 is given for the Company, for itself and as trustee and agent of all its Subsidiaries, Constituent Companies and Associated Companies. The Company will hold the benefit of these Rules on trust and an agent for each of them and may assign the benefit of this Rule 11.5 to any of them.

11.6	Bye-laws

Any Shares acquired on the exercise of Options shall be subject to the bye-laws of the Company.

11.7	Severability

The invalidity or non-enforceability of one or more provisions of the Approved Plan will not affect the validity or enforceability of the other provisions of the Approved Plan.

11.8	Governing Law

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other Constituent Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Approved Plan.